SUNCOKE ENERGY, INC. ANNOUNCES 2024 RESULTS AND
PROVIDES FULL-YEAR 2025 GUIDANCE

•Net income attributable to SXC was $95.9 million, or $1.12 per diluted share, for the full-year 2024; Net income attributable to SXC was $23.7 million, or $0.28 per diluted share, in the fourth quarter 2024

•Full-year 2024 consolidated Adjusted EBITDA(1) was $272.8 million; fourth quarter 2024 consolidated Adjusted EBITDA(1) was $66.1 million

•Operating cash flow was $168.8 million for the full-year 2024

•Record safety performance for 2024, with a Total Recordable Incident Rate (TRIR) of 0.50

•Full-year 2025 consolidated Adjusted EBITDA(1) is expected to be between $210 million and $225 million

LISLE, Ill. (January 30, 2025) - SunCoke Energy, Inc. (NYSE: SXC) (the "Company" or "SunCoke") today reported fourth quarter and full-year 2024 results, reflecting record safety performance and strong operational performance from our cokemaking and logistics businesses.

"2024 was another strong year for SunCoke, with our domestic coke fleet continuing to run at full capacity throughout the year. New domestic logistics business and higher API2 price adjustment at Convent Marine Terminal drove favorable results in the Logistics segment. Operational performance, coupled with the one-time gain from the elimination of the majority of our legacy black lung liabilities, resulted in full-year Adjusted EBITDA exceeding the high-end of our revised guidance range," said Katherine Gates, President and CEO of SunCoke Energy, Inc. "We achieved record safety performance in 2024, with an annual Total Recordable Incident Rate (TRIR) of 0.50. This best-in-class performance demonstrates the dedication and commitment of our employees, and I would like to thank them for their contributions. We made excellent progress growing our logistics business during the year, with the execution of a new coal handling agreement at Kanawha River Terminal and extension of the coal handling agreement at Convent Marine Terminal. Additionally, we continued to make progress on our capital allocation goals by increasing the quarterly dividend by 20 percent."
"Looking ahead to 2025, as previously announced, the Granite City cokemaking contract extension at lower economics will adversely impact financial results. Additionally, we anticipate lower margins on higher spot coke sales due to challenging market conditions, with a tepid steel demand outlook and oversupply in the seaborne coke market driving down coke pricing," Gates continued. "With a solid balance sheet and healthy cash flow generation, we are well positioned to navigate through this challenging steel industry cycle. Additionally, we will remain focused on executing against our well established objectives of exceptional safety performance, operational excellence, and a balanced approach to capital allocation, including the anticipated continuation of the quarterly dividend. We are committed to positioning the Company for sustained success and delivering significant value to SunCoke stakeholders."

(1)See definition and reconciliation of Adjusted EBITDA elsewhere in this release.

CONSOLIDATED RESULTS

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions)	2024	2023	Increase/(Decrease)	2024	2023	Increase/(Decrease)
Revenues	$486.0	$520.6	$(34.6)	$1,935.4	$2,063.2	$(127.8)
Net income attributable to SXC	$23.7	$13.8	$9.9	$95.9	$57.5	$38.4
Adjusted EBITDA(1)	$66.1	$62.3	$3.8	$272.8	$268.8	$4.0
(1)See definition and reconciliation of Adjusted EBITDA elsewhere in this release.

Revenues decreased during both the fourth quarter and full-year 2024 as compared to the same prior year periods, primarily reflecting the pass-through of lower coal costs in the Domestic Coke segment.

Net income attributable to SXC for the fourth quarter 2024 increased from the same prior year period, primarily driven by lower depreciation expense. Net income attributable to SXC for the full-year 2024 increased from the same prior year period, primarily driven by lower depreciation expense, the one-time gain of $9.5 million on the elimination of the majority of our legacy black lung liabilities resulting from the U.S. Department of Labor (DOL) exemption recorded in the third quarter of 2024, and lower income tax expense.

Fourth quarter 2024 Adjusted EBITDA increased as compared to the same prior year period, primarily driven by lower planned outage costs in the Domestic Coke segment and higher transloading volumes in the Logistics segment. Full-year 2024 Adjusted EBITDA increased as compared to the same prior year period, primarily driven by the one-time gain of $9.5 million on the elimination of the majority of our legacy black lung liabilities resulting from the DOL exemption recorded in the third quarter of 2024, higher transloading volumes at domestic logistics terminals, and higher API2 price adjustment benefit at CMT, partially offset by lower coal-to-coke yields on our long-term, take-or-pay contracts in the Domestic Coke segment.

SEGMENT RESULTS

Domestic Coke
Domestic Coke consists of cokemaking facilities and heat recovery operations at our Jewell, Indiana Harbor, Haverhill, Granite City and Middletown plants.

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions, except per ton amounts)	2024	2023	Increase/(Decrease)	2024	2023	Increase/(Decrease)
Revenues	$456.3	$493.6	$(37.3)	$1,817.3	$1,954.0	$(136.7)
Adjusted EBITDA(1)	$57.3	$55.2	$2.1	$234.7	$247.8	$(13.1)
Sales Volume (in thousands of tons)	1,032	1,037	(5)	4,028	4,046	(18)
Adjusted EBITDA per ton(2)	$55.52	$53.23	$2.29	$58.27	$61.25	$(2.98)
(1)See definition and reconciliation of Adjusted EBITDA elsewhere in this release.
(2)Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.
The decreases in revenues for both the fourth quarter and full-year 2024 as compared to the same prior year periods primarily reflect the pass-through of lower coal costs.
Fourth quarter 2024 Adjusted EBITDA increased as compared to the same prior year period, primarily driven by lower planned outage costs. Full-year 2024 Adjusted EBITDA decreased as compared to the same prior year period primarily driven by lower coal-to-coke yields on our long-term, take-or-pay contracts.

Logistics
Logistics consists of the handling and mixing services of coal and other aggregates at our Convent Marine Terminal (“CMT”), Lake Terminal, and Kanawha River Terminals (“KRT”).

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions)	2024	2023	Increase/(Decrease)	2024	2023	Increase/(Decrease)
Revenues	$20.8	$17.6	$3.2	$83.0	$74.0	$9.0
Intersegment sales	$5.1	$5.2	$(0.1)	$22.9	$22.1	$0.8
Adjusted EBITDA(1)	$11.5	$10.7	$0.8	$50.4	$44.3	$6.1
Tons handled (thousands of tons)(2)	5,262	5,022	240	22,540	20,483	2,057
(1)See definition and reconciliation of Adjusted EBITDA elsewhere in this release.
(2)Reflects inbound tons handled during the period.

The increases in both revenues and Adjusted EBITDA for the fourth quarter and full-year 2024 as compared to the same prior year periods were driven by higher transloading volumes at domestic logistics terminals and higher API2 price adjustment benefit at CMT.

Brazil Coke
Brazil Coke consists of a cokemaking facility in Vitória, Brazil, which we operate for an affiliate of ArcelorMittal.

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions)	2024	2023	Increase/(Decrease)	2024	2023	Increase/(Decrease)
Revenues	$8.9	$9.4	$(0.5)	$35.1	$35.2	$(0.1)
Adjusted EBITDA(1)	$2.5	$2.2	$0.3	$9.9	$9.1	$0.8
Brazilian Coke production—operated facility (thousands of tons)	388	383	5	1,579	1,558	21
(1)See definition and reconciliation of Adjusted EBITDA elsewhere in this release.

Revenues and Adjusted EBITDA for the fourth quarter and full-year 2024 were reasonably consistent with the same prior year periods.

Corporate and Other
Corporate expenses that can be identified with a segment have been included in determining segment results. The remainder is included in Corporate and Other, which is not a reportable segment.

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in millions)	2024	2023	Increase/(Decrease)	2024	2023	Increase/(Decrease)
Adjusted EBITDA(1)	$(5.2)	$(5.8)	$0.6	$(22.2)	$(32.4)	$10.2
(1)See definition and reconciliation of Adjusted EBITDA elsewhere in this release.

Corporate and Other Adjusted EBITDA results for the fourth quarter 2024 were reasonably consistent with the same prior year period. Corporate and Other Adjusted EBITDA results for the full-year 2024 were favorable as compared to the same prior year period, primarily driven by the one-time gain of $9.5 million on the elimination of the majority of our legacy black lung liabilities resulting from the DOL exemption recorded in the third quarter of 2024.

2025 OUTLOOK

Our 2025 guidance is as follows:
•Domestic coke total production is expected to be approximately 4.0 million tons
•Consolidated Net Income is expected to be between $52 million and $69 million
•Consolidated Adjusted EBITDA is expected to be between $210 million to $225 million
•Capital expenditures are projected to be approximately $65 million
•Operating cash flow is estimated to be between $165 million and $180 million
•Cash taxes are projected to be between $17 million and $21 million

RELATED COMMUNICATIONS

We will host our quarterly earnings call at 11:00 am ET today. The conference call will be webcast live at https://event.choruscall.com/mediaframe/webcast.html?webcastid=6xIbD7GY and archived for replay in the Investors section of www.suncoke.com. Investors and analysts may participate in this call by dialing 1-866-652-5200 in the U.S. or 1-412-902-6510 if outside the U.S., and asking to be joined into the SunCoke Energy, Inc call.

SUNCOKE ENERGY, INC.

SunCoke Energy, Inc. (NYSE: SXC) supplies high-quality coke to domestic and international customers. Our coke is used in the blast furnace production of steel as well as the foundry production of casted iron, with the majority of sales under long-term, take-or-pay contracts. We also export coke to overseas customers seeking high-quality product for their blast furnaces. Our process utilizes an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and draws upon more than 60 years of cokemaking experience to operate our facilities in Illinois, Indiana, Ohio, Virginia and Brazil. Our logistics business provides export and domestic material handling services to coke, coal, steel, power and other bulk customers. The logistics terminals have the collective capacity to mix and transload more than 40 million tons of material each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. To learn more about SunCoke Energy, Inc., visit our website at www.suncoke.com.

SunCoke routinely announces material information to investors and the marketplace using press releases, Securities and Exchange Commission filings, public conference calls, webcasts and SunCoke's website at www.suncoke.com/en/investors/overview. The information that SunCoke posts to its website may be deemed to be material. Accordingly, SunCoke encourages investors and others interested in SunCoke to routinely monitor and review the information that SunCoke posts on its website, in addition to following SunCoke's press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

NON-GAAP FINANCIAL MEASURES

In addition to U.S. GAAP measures, this press release contains certain non-GAAP financial measures. These non-GAAP financial measures should not be considered as alternatives to the measures derived in accordance with U.S. GAAP. Non-GAAP financial measures have important limitations as analytical tools, and you should not consider them in isolation or as substitutes for results as reported under U.S. GAAP. Additionally, other companies may calculate non-GAAP metrics differently than we do, thereby limiting their usefulness as a comparative measure. Because of these and other limitations, you should consider our non-GAAP measures only as supplemental to other U.S. GAAP-based financial performance measures, including revenues and net income. Reconciliations to the most comparable GAAP financial measures are included following the presentation of financial and operating results included at the end of this press release.

DEFINITIONS

•Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted for any impairments, restructuring costs, gains or losses on extinguishment of debt, and/or transaction costs ("Adjusted EBITDA"). EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or operating income under U.S. GAAP and may not be comparable to other similarly titled measures in other businesses. Management believes Adjusted EBITDA is an important measure in assessing operating performance. Adjusted EBITDA provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on U.S. GAAP measures and because it eliminates items that have less bearing on our operating performance. EBITDA and Adjusted EBITDA are not measures calculated in accordance with U.S. GAAP, and they should not be considered a substitute for net income, or any other measure of financial performance presented in accordance with U.S. GAAP.

•EBITDA represents earnings before interest, taxes, depreciation and amortization.

•Adjusted EBITDA attributable to SXC represents Adjusted EBITDA less Adjusted EBITDA attributable to noncontrolling interests.

•Domestic logistics terminals represents Lake Terminal and Kanawha River Terminals.

FORWARD-LOOKING STATEMENTS

This press release and related conference call contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements often may be identified by the use of such words as "believe," "expect," "plan," "project," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "will," "should," or the negative of these terms, or similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Any statements made in this press release or during the related conference call that are not statements of historical fact, including statements about our full-year 2025 guidance and outlook, anticipated lower margins on coke sales and challenging market conditions, our ability to deliver significant value to our stakeholders, our intention to remain focused on safety performance and maintain a balanced approach to capital allocation, and our anticipation to continue a quarterly dividend, are forward-looking statements and should be evaluated as such. Forward-looking statements represent only our beliefs regarding future events, many of which are inherently uncertain and involve significant known and unknown risks and uncertainties (many of which are beyond the control of SunCoke) that could cause our actual results and financial condition to differ materially from the anticipated results and financial condition indicated in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties described in Item 1A (“Risk Factors”) of our Annual Report on Form 10-K for the most recently completed fiscal year, as well as those described from time to time in our other reports and filings with the Securities and Exchange Commission (SEC).

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, SunCoke has included in its filings with the SEC cautionary language identifying important factors (but not necessarily all the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by SunCoke. For information concerning these factors and other important information regarding the matters discussed in this press release and related conference call, see SunCoke's SEC filings, copies of which are available free of charge on SunCoke's website at www.suncoke.com or on the SEC's website at www.sec.gov. All forward-looking statements included in this press release and related conference call are expressly qualified in their entirety by such cautionary statements. Unpredictable or unknown factors not discussed in this press release and related conference call also could have material adverse effects on forward-looking statements.

Forward-looking statements are not guarantees of future performance, but are based upon the current knowledge, beliefs and expectations of SunCoke management, and upon assumptions by SunCoke concerning future conditions, any or all of which ultimately may prove to be inaccurate. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. SunCoke does not intend, and expressly disclaims any obligation, to update or alter its forward-looking statements (or associated cautionary language), whether as a result of new information, future events, or otherwise, after the date of this press release except as required by applicable law.

SunCoke Energy, Inc.
Consolidated Statements of Income

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	(Dollars and shares in millions, except per share amounts)
Revenues
Sales and other operating revenue	$486.0	$520.6	$1,935.4	$2,063.2
Costs and operating expenses
Cost of products sold and operating expenses	406.3	443.4	1,603.4	1,724.6
Selling, general and administrative expenses	15.4	15.4	61.2	70.7
Depreciation and amortization expense	28.8	35.6	118.9	142.8
Total costs and operating expenses	450.5	494.4	1,783.5	1,938.1
Operating income	35.5	26.2	151.9	125.1
Interest expense, net	5.6	6.3	23.4	27.3
Income before income tax expense	29.9	19.9	128.5	97.8
Income tax expense	4.1	4.6	25.0	34.3
Net income	25.8	15.3	103.5	63.5
Less: Net income attributable to noncontrolling interests	2.1	1.5	7.6	6.0
Net income attributable to SunCoke Energy, Inc.	$23.7	$13.8	$95.9	$57.5
Earnings attributable to SunCoke Energy, Inc. per common share:
Basic	$0.28	$0.16	$1.13	$0.68
Diluted	$0.28	$0.16	$1.12	$0.68
Weighted average number of common shares outstanding:
Basic	85.3	84.8	85.1	84.7
Diluted	85.5	85.0	85.3	84.9

SunCoke Energy, Inc.
Consolidated Balance Sheets

	December 31,
	2024	2023
	(Unaudited)	(Audited)
	(Dollars in millions, except par value amounts)
Assets
Cash and cash equivalents	$189.6	$140.1
Receivables, net	96.6	88.3
Inventories	180.8	182.6
Income tax receivable	—	1.4
Other current assets	7.6	4.4
Total current assets	474.6	416.8
Properties, plants and equipment (net of accumulated depreciation of $1,497.6 million and $1,383.6 million at December 31, 2024 and 2023, respectively)	1,143.6	1,191.1
Intangible assets, net	29.2	31.1
Deferred charges and other assets	20.8	21.4
Total assets	$1,668.2	$1,660.4
Liabilities and Equity
Accounts payable	$153.2	$172.1
Accrued liabilities	52.6	51.7
Total current liabilities	205.8	223.8
Long-term debt	492.3	490.3
Accrual for black lung benefits	12.7	53.2
Retirement benefit liabilities	7.6	15.8
Deferred income taxes	196.8	190.4
Asset retirement obligations	17.2	14.1
Other deferred credits and liabilities	24.8	27.3
Total liabilities	957.2	1,014.9
Equity
Preferred stock, $0.01 par value. Authorized 50,000,000 shares; no issued shares at both December 31, 2024 and 2023	—	—
Common stock, $0.01 par value. Authorized 300,000,000 shares; issued 99,756,420 and 99,161,446 shares at December 31, 2024 and 2023, respectively	1.0	1.0
Treasury stock, 15,404,482 shares at both December 31, 2024 and 2023	(184.0)	(184.0)
Additional paid-in capital	732.8	729.8
Accumulated other comprehensive loss	(7.7)	(12.8)
Retained earnings	138.1	80.2
Total SunCoke Energy, Inc. stockholders' equity	680.2	614.2
Noncontrolling interests	30.8	31.3
Total equity	711.0	645.5
Total liabilities and equity	$1,668.2	$1,660.4

SunCoke Energy, Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2024	2023
	(Unaudited)	(Audited)
	(Dollars in millions)
Cash Flows from Operating Activities:
Net income	$103.5	$63.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	118.9	142.8
Deferred income tax expense	4.5	18.6
Share-based compensation expense	4.0	5.1
Gain on extinguishment of legacy coal liabilities	(9.5)	—
Changes in working capital pertaining to operating activities:
Receivables, net	(8.9)	16.8
Inventories	1.8	(7.2)
Accounts payable	(12.9)	19.7
Accrued liabilities	(31.9)	(10.2)
Income taxes	1.4	(1.4)
Other	(2.1)	1.3
Net cash provided by operating activities	168.8	249.0
Cash Flows from Investing Activities:
Capital expenditures	(72.9)	(109.2)
Other investing activities	0.6	—
Net cash used in investing activities	(72.3)	(109.2)
Cash Flows from Financing Activities:
Proceeds from revolving facility	11.0	291.0
Repayment of revolving facility	(11.0)	(326.0)
Repayment of financing obligation	—	(8.8)
Dividends paid	(37.6)	(30.7)
Cash distributions to noncontrolling interests	(8.1)	(11.8)
Other financing activities	(1.3)	(3.4)
Net cash used in financing activities	(47.0)	(89.7)
Net increase in cash and cash equivalents	49.5	50.1
Cash and cash equivalents at beginning of year	140.1	90.0
Cash and cash equivalents at end of year	$189.6	$140.1
Supplemental Disclosure of Cash Flow Information
Interest paid	$24.4	$25.7
Income taxes paid, net of refunds of $0.3 million and zero	$18.0	$17.7

SunCoke Energy, Inc.
Segment Operating Data

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

	(Dollars in millions)
Sales and other operating revenues:
Domestic Coke	$456.3	$493.6	$1,817.3	$1,954.0
Brazil Coke	8.9	9.4	35.1	35.2
Logistics	20.8	17.6	83.0	74.0
Logistics intersegment sales	5.1	5.2	22.9	22.1
Elimination of intersegment sales	(5.1)	(5.2)	(22.9)	(22.1)
Total sales and other operating revenue	$486.0	$520.6	$1,935.4	$2,063.2
Adjusted EBITDA(1)
Domestic Coke	$57.3	$55.2	$234.7	$247.8
Brazil Coke	2.5	2.2	9.9	9.1
Logistics	11.5	10.7	50.4	44.3
Corporate and Other(2)	(5.2)	(5.8)	(22.2)	(32.4)
Total Adjusted EBITDA	$66.1	$62.3	$272.8	$268.8
Coke Operating Data:
Domestic Coke capacity utilization(3)	100%	100%	100%	101%
Domestic Coke production volumes (thousands of tons)	1,023	1,025	4,032	4,049
Domestic Coke sales volumes (thousands of tons)	1,032	1,037	4,028	4,046
Domestic Coke Adjusted EBITDA per ton(4)	$55.52	$53.23	$58.27	$61.25
Brazilian Coke production—operated facility (thousands of tons)	388	383	1,579	1,558
Logistics Operating Data:
Tons handled (thousands of tons)	5,262	5,022	22,540	20,483
(1)See definition of Adjusted EBITDA and reconciliation to GAAP elsewhere in this release.
(2)Corporate and Other is not a reportable segment.
(3)The production of foundry coke tons does not replace blast furnace coke tons on a ton for ton basis, as foundry coke requires longer coking time. The Domestic Coke capacity utilization is calculated assuming a single ton of foundry coke replaces approximately two tons of blast furnace coke.
(4)Reflects Domestic Coke Adjusted EBITDA divided by Domestic Coke sales volumes.

SunCoke Energy, Inc.
Reconciliation of Non-GAAP Information
Net Income to Adjusted EBITDA

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	(Dollars in millions)
Net income	$25.8	$15.3	$103.5	$63.5
Add:
Depreciation and amortization expense	28.8	35.6	118.9	142.8
Interest expense, net	5.6	6.3	23.4	27.3
Income tax expense	4.1	4.6	25.0	34.3
Transaction costs(1)	1.8	0.5	2.0	0.9
Adjusted EBITDA	$66.1	$62.3	$272.8	$268.8
(1)Reflects costs incurred related to potential mergers and acquisitions and the granulated pig iron project with U.S. Steel.

SunCoke Energy, Inc
Reconciliation of Non-GAAP Information
Estimated 2025 Net Income to Estimated 2025 Adjusted EBITDA

	2025 (Dollars in millions)
	Low	High
Net income	$52	$69
Add:
Depreciation and amortization expense	121	117
Interest expense, net	26	24
Income tax expense	11	15
Adjusted EBITDA	$210	$225

Investor/Media Inquiries:
Sharon Doyle
Manager, Investor Relations
(630) 824-1907